Filed pursuant to Rule 424(b)(5)
Registration Number 333-148929

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED APRIL 8, 2008)

NutraCea

22,222,223 Shares
Warrants for 6,666,664 Shares

See “Risk Factors” beginning on page S-3 of this prospectus supplement for information you should consider before buying our securities.

We are offering and selling up to 22,222,223 shares of our common stock, warrants to purchase up to 6,666,664 shares of our common stock and up to 6,666,664 additional shares of our common stock issuable upon exercise of the offered warrants with this prospectus supplement. We are offering the shares and warrants in units consisting of one share of common stock together with a warrant to purchase 0.3 of one share of common stock; the warrants will have an exercise price of $1.20 per share of common stock. Units will not be issued or certificated.  The shares of common stock and warrants are immediately separable and will be issued separately.

We have retained Rodman & Renshaw, LLC, as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase our securities in this offering.  In addition to the placement agent’s fee below, we have also agreed to issue the placement agent warrants to purchase up to an aggregate of 1,333,333 shares of our common stock at an exercise price of $1.20 per share.

Our common stock is quoted on the Over-the-Counter (“OTC”) Bulletin Board under the symbol “NTRZ.OB”.  On April 24, 2008, the last sale price of our common stock on the OTC Bulletin Board was $1.13 per share.

You should carefully read this prospectus supplement and the accompanying base prospectus before you invest in our securities.

	Per Unit	Total

Public offering price	$0.90	$20,000,000
Placement agent’s fees	$0.05	$1,200,000
Proceeds, before expenses, to NutraCea	$0.85	$18,800,000

The placement agent is not purchasing or selling any securities pursuant to this prospectus supplement or the accompanying prospectus. We expect that delivery of the securities being offered pursuant to this prospectus supplement will be made to purchasers on or about April 29, 2008.

This offering is being made only to “Qualified Institutional Buyers” (defined in Rule 144A under the Securities Act of 1933) located in one of the following states: California, Colorado, Connecticut, Florida, Georgia, Illinois, Maryland, Massachusetts, Minnesota, New Jersey, New York, North Carolina, Pennsylvania, Texas or Wisconsin. Purchasers from each of these states may also be required to satisfy certain investor qualification requirements, as set forth in the purchase agreement for this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Rodman & Renshaw, LLC

This prospectus supplement is dated April 24, 2008

Prospectus Supplement

Base Prospectus

In this prospectus supplement and the accompanying prospectus, unless otherwise indicated, the terms NutraCea, “we,” “us,” “our,” and similar terms refer to NutraCea and its subsidiaries on a consolidated basis.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and warrants and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between information contained in this prospectus supplement, on the one hand, and information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, shares of common stock and warrants only in jurisdictions where offers and sales are permitted. The information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of the common stock or warrants. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents we have referred you to in the section entitled “Where You Can Find More Information” in this prospectus supplement, before making your investment decision.

THE OFFERING

Shares of common stock being offered by us	22,222,223 shares, and up to an additional 6,666,664 shares to be issued on exercise of the warrants.

Warrants to purchase shares of common stock
Warrants to purchase 6,666,664 shares, with an exercise price of $1.20 per share. The warrants are immediately exercisable and will remain exercisable for five years from the date of the closing of the sale of the securities in this offering.

Price per unit (consisting of one share of common stock together with a warrant to purchase 0.3 of one share of common stock)	$0.90

Manner of offering
Best efforts offering directly by the Company with a placement agent.  The offering will be limited to “Qualified Institutional Buyers” that meet certain additional qualification requirements.  See “Plan of Distribution.”

Use of proceeds	The net proceeds from this offering will be added to our general funds and used for research and development, working capital and general corporate purposes. See “Use of Proceeds.”

OTC Bulletin Board Symbol	“NTRZ.OB”

Risk Factors	See “Risk Factors” beginning on page S-3 of this prospectus supplement that you should consider before making a decision to invest in our securities.

RISK FACTORS

Before you invest in our securities, you should become aware of various risks, including those described below and beginning on page 5 of the accompanying base prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying base prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus, before you decide whether to purchase the securities. The risks set forth below may not be exhaustive.

Our business, operating results, financial performance, and share price may be materially adversely affected by a number of factors, including but not limited to the following risk factors, any one of which could cause actual results to vary materially from anticipated results or from those expressed in any forward-looking statements. You should also consider the additional information set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents considered a part of this prospectus supplement. See “Where You Can Find More Information.”

Risks Related To This Offering

Our use of the offering proceeds may not yield a favorable return on your investment.

We currently anticipate using the net proceeds from this offering to fund: (i) research and development activities; (ii)  other working capital needs; and (iii) general corporate expenditures. In addition, we may use a portion of the net proceeds to acquire businesses, products or technologies that are complementary to our current or future business and product lines. Our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. Pending the use of the proceeds in this offering, we will invest them. However, the proceeds may not be invested in a manner that yields a favorable or any return.

If our stock price does not increase, the warrants being offered may not have any value.

The warrants being sold as part of this offering have an exercise price of $1.20 per share and will only be exercisable for a period of five years from the date of issuance. In the event our common stock price does not exceed the exercise price of the warrants during the period in which the warrants are exercisable, the warrants may not have any value.

Holders of our warrants who exercise their warrants for common stock will incur immediate dilution on exercise.

If you exercise your warrants for shares of common stock, you will experience immediate dilution because the per share exercise price of your warrant is higher than the net tangible book value per share of the outstanding common stock immediately after this offering. In addition, you will experience dilution when we issue additional shares of common stock that we are permitted or required to issue under options, warrants, our stock option plan, other employee or director compensation plans and strategic ventures and acquisitions.

Holders of our warrants will have no rights as a common shareholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of the warrants, you will have no rights with respect to our common stock for the shares underlying the warrants, including rights to respond to tender offers and rights to receive any dividends or distributions on our common stock. Upon the exercise of the warrant, you will receive any dividends or distributions that have been made on our common stock since the date the warrant was issued, however, you will be entitled to vote or otherwise exercise your rights as a shareholder only as to matters for which the record date occurs after the conversion date.

FORWARD LOOKING STATEMENTS

This prospectus supplement and the accompanying base prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “estimates,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement and accompanying base prospectus, and in particular those factors listed under the sections entitled “Risk Factors.”

Because the factors referred to in the preceding paragraph could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements we make, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the securities offered by this prospectus supplement and the accompanying prospectus will be $18.75 million, after deducting the placement agent’s fees and estimated offering expenses and assuming that we sell the maximum number of units offered hereby. In addition, if all of the warrants offered by this prospectus supplement are exercised in full for cash (excluding the warrants issued to the placement agent), we will receive an additional $8.0 million. There can be no assurance we will sell any or all of the securities offered hereby. Because there is no minimum offering amount required as a condition to closing this offering, we may sell less than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us.

We intend to use the net proceeds from the sale of the securities offered by this prospectus supplement and the accompanying prospectus for research and development, working capital and general corporate purposes. A portion of the proceeds may be used to acquire or invest in complementary businesses, technologies, services or products, although we have no current commitments for any such acquisition or investment.

Until we use the net proceeds of this offering, we intend to invest the funds in short-term, interest bearing investments.

DESCRIPTION OF WARRANTS

The warrants represent the right to purchase up to a total of 6,666,664 shares of common stock at an initial exercise price of $1.20 per share. Each warrant may be exercised at any time and from time to time on or after April 24, 2008 and through and including April 24, 2013.

Exercise. Holders of the warrants may exercise their warrants to purchase shares of our common stock on or before the expiration date by delivering (i) an exercise notice, appropriately completed and duly signed, and (ii) if such holder is not utilizing the cashless exercise provisions, payment of the exercise price for the number of shares with respect to which the warrant is being exercised. Warrants may be exercised in whole or in part, but only for full shares of common stock, and any portion of a warrant not exercised prior to the expiration date shall be and become void and of no value. We provide certain rescission and buy-in rights to a holder if we fail to deliver the shares of common stock underlying the warrants by the fifth trading day after the date on which delivery of such stock certificate is required by the warrant. With respect to the rescission rights, the holder has the right to rescind the exercise. The buy-in rights apply if after such fifth trading day the holder purchases (in an open market transaction or otherwise) shares of our common stock to deliver in satisfaction of a sale by the holder of the warrant shares that the holder anticipated receiving from us upon exercise of the warrant. In this event, we will:

•
pay cash to the holder in an amount equal to the excess (if any) of the buy-in price over the product of (A) such number of shares of common stock, times (B) the price at which the sell order giving rise to holder’s purchase obligation was executed; and

•
at the election of holder, either (A) reinstate the portion of the warrant as to such number of shares of common stock, or (B) deliver to holder a certificate or certificates representing such number of shares of common stock.

In addition, the warrant holders are entitled to a “cashless exercise” option if, at any time of exercise, there is no effective registration statement registering, or no current prospectus available for, the issuance of the shares of common stock underlying the warrants and such shares may then be sold in accordance with Rule 144 under the Securities Act of 1933. This option entitles the warrant holder to elect to receive fewer shares of common stock without paying the cash exercise price. The number of shares to be issued would be determined by a formula based on the total number of shares with respect to which the warrant is being exercised, the volume weighted average of the prices per share of our common stock on the trading date immediately prior to the date of exercise and the applicable exercise price of the warrants.

The shares of common stock issuable on exercise of the warrants will be, when issued in accordance with the warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

Fundamental Transaction. If, at any time while the warrant is outstanding, we (1) consolidate or merge with or into another corporation, (2) sell all or substantially all of our assets or (3) are subject to or complete a tender or exchange offer pursuant to which holders of our common stock are permitted to tender or exchange their shares for other securities, cash or property, (4) effect any reclassification of our common stock or any compulsory share exchange pursuant to which our common stock is converted into or exchanged for other securities, cash or property, each, a Fundamental Transaction, then the holder shall have the right thereafter to receive, upon exercise of the warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, or Alternate Consideration. Any successor to us, surviving entity or the corporation purchasing or otherwise acquiring such assets shall assume the obligation to deliver to the holder such Alternate Consideration as the Holder may be entitled to purchase, and the other obligations under the warrant.

In the event of certain Fundamental Transactions, the holders of the warrants will be entitled to receive, in lieu of our common stock and at the holders’ option, cash in an amount equal to the value of the remaining unexercised portion of the warrant on the date of the transaction determined using a Black-Scholes option pricing model with an expected volatility equal to the 100 day historical price volatility obtained from Bloomberg L.P. as of the trading day immediately prior to the public announcement of the transaction.

Subsequent Rights Offerings. If, at any time while the warrant is outstanding, we issue rights, options or warrants to all holders of our common stock entitling them to purchase our common stock at a price per share less than the volume weighted average price on the date of the issuance of such rights, options or warrants, then the exercise price will adjust pursuant to a volume weighted average price based ratio.

Pro Rata Distributions. If, at any time while the warrant is outstanding, we distribute evidences of our indebtedness or assets or rights or warrants to purchase any security other than our common stock to all holders of our common stock, then the exercise price will adjust pursuant to a volume weighted average price based ratio.

Delivery of Certificates. Upon the holder’s exercise of a warrant, we will promptly, but in no event later than three trading days after the exercise date, issue and deliver, or cause to be issued and delivered, a certificate for the shares of common stock issuable upon exercise of the warrant. In addition, we will, if the holder provides the necessary information to us, issue and deliver the shares electronically through The Depository Trust Corporation through its Deposit Withdrawal Agent Commission System or another established clearing corporation performing similar functions.

Certain Adjustments. The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock. In addition, the exercise price of the warrants will be adjusted in the event that we offer securities after their issuance for consideration per share less than or equal to $0.90 per share, which adjustment price generally will be subject to adjustment as the exercise price is subject to adjustment.

Notice of Corporate Action. We will provide notice to holders of the warrants to provide such holders with a practical opportunity to exercise their warrants and hold common stock in order to participate in or vote on the following corporate events:

•
if we shall take a record of the holders of our common stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidence of our indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right;

•
any capital reorganization of our company, any reclassification or recapitalization of our capital stock or any consolidation or merger with, or any sale, transfer or other disposition of all or substantially all of our property, assets or business to, another corporation; or

•	a voluntary or involuntary dissolution, liquidation or winding up of our company.

Limitations on Exercise. The number of warrant shares that may be acquired by the holder upon any exercise of the warrant shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of common stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.99% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise), or Beneficial Ownership Limitation. The holder may elect to change the Beneficial Ownership Limitation from 4.99% to 9.9% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise) upon 61 days’ prior written notice.

Additional Provisions. The above summary of certain terms and provisions of the warrants is qualified in its entirety by reference to the detailed provisions of the warrants, the form of which will be filed as an exhibit to a current report on Form 8-K that will be incorporated herein by reference. We are not required to issue fractional shares upon the exercise of the warrants. No holders of the warrants will possess any rights as a stockholder under those warrants until the holder exercises those warrants. The warrants may be transferred independent of the common stock they were issued with, on a form of assignment, subject to all applicable laws.

PLAN OF DISTRIBUTION

We are offering shares of common stock and warrants through the placement agent. Subject to the terms and conditions contained in the placement agent agreement, dated April 24, 2008, Rodman & Renshaw, LLC has agreed to act as placement agent for the sale of shares of our common stock and warrants to purchase shares of our common stock offered in this prospectus supplement. The placement agent is not purchasing or selling any shares or warrants offered by this prospectus supplement and the accompanying prospectus, but has agreed to use reasonable ‘‘best efforts’’ to arrange for the sale of all of the shares and warrants offered by this prospectus supplement and the accompanying prospectus.

The placement agent has arranged for the sale to one or more purchasers of the shares of common stock and warrants offered pursuant to this prospectus supplement and the accompanying prospectus through direct purchase agreements between the purchasers and us. In exchange for these placement agent services, we have agreed to pay the placement agent immediately upon the closing of the placement (i) a cash fee equal to 6% of the proceeds of this offering (excluding any proceeds from the exercise of the warrants) and (ii) additional compensation in the form of warrants to purchase that number of shares equal to 6% of the shares of common stock placed in the offering on the same terms and conditions as the warrants offered pursuant to this prospectus supplement and accompanying prospectus. If all the units offered hereby are sold at the closing, the placement agent will receive $1,200,000 in cash related to the sale of the shares and warrants offered by this prospectus supplement and the accompanying prospectus. In addition, we will also reimburse the placement agent for legal and out of pocket expenses incurred by it.

From time to time, we may issue up to 6,666,664 shares of our common stock (subject to adjustment) upon exercise of the warrants. These shares may be sold by the holders thereof from time to time. The warrants are not listed on any exchange or active trading market.

We currently anticipate that the sale of up to 22,222,223 shares of our common stock and warrants up to 6,666,664 warrants will be completed on or about April 29, 2008. We estimate the total expenses of this offering which will be payable by us, excluding the fees payable to the placement agent, will be approximately $50,000.

We have agreed to indemnify the placement agent and purchasers against liabilities under the Securities Act.

The placement agent agreement with Rodman & Renshaw, LLC will be included as an exhibit to a Current Report on Form 8-K that we will file the SEC and that will be incorporated by reference into the registration statement of which this prospectus supplement forms a part.

In order to facilitate the offering of the securities, the placement agent may engage in transactions that stabilize, maintain or otherwise affect the market price of our securities. Any of these activities may maintain the market price of our securities at a level above that which might otherwise prevail in the open market. The placement agent is not required to engage in these activities and if commenced, may end any of these activities at any time. Neither we nor the placement agent make any representation or prediction as to the effect that these transactions may have on the market price of our securities. These transactions may occur on The OTC Bulletin Board or otherwise. Any such transactions will be conducted in compliance with Regulation M under the Securities Exchange Act of 1934.

We will only offer and sell the units to certain institutional buyers. These institutional buyers must be “qualified institutional buyers” (QIBs) within the meaning of Rule 144A under the Securities Act of 1933 and must be located in one of the states identified below and may also be required to satisfy certain state-specific investor qualifications, which will be provided to prospective purchasers by the placement agent and will be set forth in the form of purchase agreement. The offering will be limited to QIBs in the following states:

• California	• Illinois	• New York
• Colorado	• Maryland	• North Carolina
• Connecticut	• Massachusetts	• Pennsylvania
• Florida	• Minnesota	• Texas
• Georgia	• New Jersey	• Wisconsin

LEGAL MATTERS

Weintraub Genshlea Chediak Law Corporation will pass upon legal matters in connection with the validity of the securities offered hereby for us.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC, in accordance with the Securities Exchange Act of 1934, or the Exchange Act. You may read and copy our reports, proxy statements and other information filed by us at the public reference room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the SEC are available free of charge to the public over the Internet at the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” certain information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete.

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 17, 2008.

(2)	Our Current Reports on Form 8-K, filed with the SEC on January 15, 2008, January 30, 2008, February 7, 2008, February 25, 2008, March 15, 2008 and March 21, 2008.

(3)
The description of the our common stock contained in our registration statement on Form 10-SB filed with the SEC on April 19, 2001 under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

NutraCea
5090 North 40th Street, Fourth Floor
Phoenix, Arizona 85018
Attention: Investor Relations
(602) 522-3000

PROSPECTUS

$125,000,000

NutraCea

By this prospectus, we may offer, from time to time ─

● Common Stock

● Preferred Stock

● Warrants

● Depositary Shares

See “Risk Factors” beginning on page 4 for information you should consider before buying our securities.

Our common stock is quoted on the Over-the-Counter (“OTC”) Bulletin Board under the symbol “NTRZ.OB”.  On March 24, 2008, the last sale price of our common stock on the OTC Bulletin Board was $0.93 per share.

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you purchase any of our securities.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

The date of this prospectus is April 8, 2008.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with information that differs from what is contained or incorporated by reference in this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer of solicitation in any jurisdiction where offers or sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, even though this prospectus may be delivered or shares may be sold under this prospectus on a later date.

SUMMARY

The following summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes, included in this prospectus and incorporated in this prospectus by reference. You should carefully consider the information set forth in this entire prospectus, including the “Risk Factors” section, the applicable prospectus supplement for such securities and the other documents we refer to and incorporate by reference, including but not limited to the section entitled “Risk Factors” in our 2007 Annual Report on Form 10-K and in our other filings with the Securities Exchange Commission. Unless the context otherwise requires, the terms “NutraCea,” “Company”, “we,” “us” and “our” refer to NutraCea, a California corporation, and our subsidiaries.

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may sell any combination of securities described in this prospectus in one or more offerings, up to a total dollar amount of $125,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may, along with information that is incorporated by reference as described under the heading “Where You Can Find More Information,” also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

NutraCea

We are a developer, formulator and distributor of nutraceutical, health, cosmetic and nutrition products using stabilized rice bran and specially formulated rice bran oil.  We have also developed dietary products that provide the benefits of stabilized rice bran and rice bran oil as a nutritional supplement for humans and animals.  Consumer products are marketed under the TheraFoods® name.  Medical supplements are marketed under the NutraCea® name.  Products for veterinary and animal use are marketed under the NutraGlo® name.  Cosmetics are marketed under the NutraBeautical® name.  The RiceX Company, our wholly-owned subsidiary, manufactures and distributes nutritionally dense foods and food ingredients made from stabilized rice bran for supply to the global food manufacturing and equine feed industries.

We originally incorporated on March 18, 1998 in California as Alliance Consumer International, Inc. On December 14, 2001, NTI effected a reorganization with the inactive publicly-held company, Alliance Consumer International, Inc., and the name was changed to NutraStar Incorporated. As a result of the reorganization NTI became a wholly-owned subsidiary of NutraStar Incorporated and NutraStar Incorporated assumed the business of NTI.  On October 1, 2003, NutraStar Incorporated changed our name to NutraCea and the common stock began trading on the OTC Bulletin Board under the symbol "NTRZ.OB".  On October 4, 2005, we acquired The RiceX Company.

Our principal executive offices are located at 5090 North 40th Street, Fourth Floor, Phoenix, AZ 85018. Our telephone number at that address is (602) 522-3000. Our website is located on the internet at www.nutracea.com. The information contained or incorporated in our website is not part of this registration statement.

The Securities We May Offer

We may offer up to $125,000,000 of common stock, preferred stock, depositary shares and warrants in one or more offerings and in any combination. A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

We may offer shares of our common stock, no par value per share, either alone or underlying other registered securities convertible into our common stock. Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred shareholders. Currently, we do not pay a dividend. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights.

Preferred Stock and Depositary Shares

We may issue preferred stock in one or more series. Our board of directors or a committee designated by the board will determine the dividend, voting and conversion rights and other provisions at the time of sale. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights if we liquidate, dissolve or wind up, voting rights and rights to convert into common stock. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts. Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus.

Warrants

We may issue warrants for the purchase of common stock or preferred stock. We may issue warrants independently or together with other securities.

RATIO OF EARNINGS TO FIXED CHARGES

Except for the year ended December 31, 2006, our earnings are inadequate to cover fixed charges. The following table sets forth our ratio of earnings to fixed charges, or the deficiency of earnings available to cover fixed charges, as appropriate, for the periods presented. The following table is qualified by the more detailed information and historical financial statements, including the notes to those financial statements, appearing in the computation table found in Exhibit 12.1 to the registration statement on Form S-3 of which this prospectus forms a part or incorporated by reference herein.  We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we do not have any preferred stock outstanding.

NutraCea
Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
(in thousands)

	Year Ended December 31,
	2003	2004	2005	2006	2007
Ratio of earnings to fixed charges (1)	N/A	N/A	N/A	227	N/A
Deficiency of earnings available to cover fixed charges (1)	$(8,227)	$(23,554)	$(2,976)	—	$(11,890)

(1)	In each of the periods presented, except for the year ended December 31, 2006, earnings were insufficient to cover fixed charges.

RISK FACTORS

Please carefully consider the specific factors set forth below as well as the other information contained in this prospectus before purchasing shares of our common stock. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements.

Risks Related to Our Business

We have a limited operating history and have generated losses in each quarter of 2007, except the second, and in each quarter before 2006.

We began operations in February 2000 and incurred losses in each reporting period until the second fiscal quarter of 2006, and we incurred losses in each quarter of 2007 except the second. Our prospects for financial success are difficult to forecast because we have a relatively limited operating history. Our prospects for financial success must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new, unproven and rapidly evolving markets. Our business could be subject to any or all of the problems, expenses, delays and risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in product development, possible cost overruns due to price and cost increases in raw product and manufacturing processes, uncertain market acceptance, and inability to respond effectively to competitive developments and attract, retain and motivate qualified employees. Therefore, there can be no assurance that our business or products will be successful, that we will be able to achieve or maintain profitable operations or that we will not encounter unforeseen difficulties that may deplete our capital resources more rapidly than anticipated.

There are significant market risks associated with our business.

We have formulated our business plan and strategies based on certain assumptions regarding the size of the rice bran market, our anticipated share of this market and the estimated price and acceptance of our products. These assumptions are based on the best estimates of our management; however there can be no assurance that our assessments regarding market size, potential market share attainable by us, the price at which we will be able to sell our products, market acceptance of our products or a variety of other factors will prove to be correct. Any future success may depend upon factors including changes in the dietary supplement industry, governmental regulation, increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs including costs of production, supplies, personnel, equipment, and reduced margins caused by competitive pressures.

We depend on a limited number of customers.

During 2007, we received approximately 59% of product sales revenue from six customers. During 2006, we received approximately 67% of product sales revenue from five customers and approximately 48% of our revenue from one customer. A loss of any of these customers could have a material adverse effect on our revenues and results of operations.

The inability of our significant customers to meet their obligations to us may adversely affect our financial results.

We are subject to credit risk due to concentration of our trade accounts receivables and notes receivables. As of December 31, 2007, 6 customers accounted for 28% of our $2,346,000 trade accounts receivable and 2 debtors accounted for 81% of $7,975,000 notes receivables reflected on our December 31, 2007 balance sheet. In addition, we acquired secured promissory notes of Vital Living, Inc. with aggregate principal amounts of $4,226,000 in connection with our entering into an asset purchase agreement with Vital Living to acquire Vital Living’s assets. While we obtain personal guarantees and security interests backing these obligation when possible, many of these obligations are not guaranteed or secured. The inability of our significant customers and obligors to meet their obligations to us, or, in the case of Vital Living, the deterioration of Vital Living’s financial condition or assets before we are able to consummate our asset purchase, may adversely affect our financial condition and results of operations.

We rely upon a limited number of product offerings.

The majority of the products that we have sold as of December 31, 2007 have been based on stabilized rice bran. Although we will market stabilized rice bran as a dietary supplement, as an active food ingredient for inclusion in our products and in other companies’ products, and in other ways, a decline in the market demand for our stabilized rice bran products, as well as the products of other companies utilizing our stabilized rice bran products, could have a significant adverse impact on us.

We are dependent upon our marketing efforts

We are dependent on our ability to market products to animal food producers, food manufacturers, mass merchandise and health food retailers, and to other companies for use in their products. We must increase the level of awareness of dietary supplements in general and our products in particular. We will be required to devote substantial management and financial resources to these marketing and advertising efforts and there can be no assurance that it will be successful.

We rely upon an adequate supply of raw rice bran.

All of our current products depend on our proprietary technology using unstabilized or raw rice bran, which is a by-product from milling paddy rice to white rice. Our ability to manufacture stabilized rice bran raw is currently limited to the production capability of our production equipment at Farmers’ Rice Co-operative, Archer Daniels Midland, our own plants located next to the Louisiana Rice Mill in Mermentau, LA, and American Rice, Inc. in Freeport, TX, and our single value-added products plant in Dillon, Montana.  We currently are capable of producing enough finished products at our facilities to meet current demand. With the exception of our new rice oil facility in Pelotas, Brazil, our existing facilities do not allow for dramatic expansion of product demand, therefore additional production capacity is needed.  While be believe our facilities should meet our production needs for 2008, but we do not anticipate that they will meet our longer term supply needs. Therefore, we anticipate building new facilities to meet the forecasted demand for our products and envision we will be able to execute on this initiative. In the event we are unable to create additional production capacity to produce more stabilized rice bran products to fulfill our current and future requirements this could materially and adversely affect our business, results from operations, and financial condition.

We are pursuing other supply sources in the United States and in foreign countries and anticipate being able to secure alternatives and back-up sources of rice bran, however, there can be no assurance that we will continue to secure adequate sources of raw rice bran to meet our requirements to produce stabilized rice bran products. Since rice bran has a limited shelf life, the supply of rice bran is affected by the amount of rice planted and harvested each year. If economic or weather conditions adversely affect the amount of rice planted or harvested, the cost of rice bran products that we use may increase. We are not generally able to immediately pass cost increases to our customers and any increase in the cost of stabilized rice bran products would have an adverse effect on our results of operations.

We intend to pursue significant foreign operations and there are inherent risks in operating abroad.

An important component of our business strategy is to build rice bran to stabilization facilities in foreign countries and to market and sell our products internationally. For example, we recently entered into a joint venture with an Indonesian company to produce and market our SRB products in Southeast Asia and purchased a company in Brazil that manufactures rice bran oil. There are risks in operating stabilization facilities in developing countries because, among other reasons, we may be unable to attract sufficient qualified personnel, intellectual property rights may not be enforced as we expect, power may not be available as contemplated. Should any of these risks occur, we may be unable to maximize the output from these facilities and our financial results may decrease from our anticipated levels. The inherent risks of international operations could materially adversely affect our business, financial condition and results of operations. The types of risks faced in connection with international operations and sales include, among others:

•	cultural differences in the conduct of business;

•	fluctuations in foreign exchange rates;

•	greater difficulty in accounts receivable collection and longer collection periods;

•	impact of recessions in economies outside of the United States;

•	reduced protection for intellectual property rights in some countries;

•	unexpected changes in regulatory requirements;

•	tariffs and other trade barriers;

•	political conditions in each country;

•	management and operation of an enterprise spread over various countries;

•	the burden and administrative costs of complying with a wide variety of foreign laws; and

•	currency restrictions.

We have identified material weaknesses in our internal control over financial reporting, which could impact negatively our ability to report our results of operations and financial condition accurately and in a timely manner.

As required by Section 404 of the Sarbanes-Oxley Act of 2002, management has conducted an evaluation of the effectiveness of our internal control over financial reporting at December 31, 2007. We identified two material weaknesses in our internal control over financial reporting and concluded that, as of December 31, 2007, we did not maintain effective control over financial reporting based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. For a detailed description of these material weaknesses, see “Recent Events” above. Each of our material weaknesses results in reasonable possibility that a material misstatement of the annual or interim financial statements that we prepare will not be prevented or detected on a timely basis. As a result, we must perform additional work to obtain reasonable assurance regarding the reliability of our financial statements.

If we are unsuccessful in implementing or following our remediation plan, or fail to update our internal control over financial reporting as our business evolves or to integrate acquired businesses into our controls system, we may not be able to timely or accurately report our financial condition, results of operations or cash flows or to maintain effective disclosure controls and procedures. If we are unable to report financial information in a timely and accurate manner or to maintain effective disclosure controls and procedures, we could be subject to, among other things, regulatory or enforcement actions by the SEC, securities litigation and a general loss of investor confidence, any one of which could adversely affect our business prospects and the market value of our common stock.

We face competition.

Competition in our targeted industries, including nutraceuticals, functional food ingredients, rice bran oils, animal feed supplements and companion pet food ingredients is vigorous, with a large number of businesses engaged in the various industries. Many of our competitors have established reputations for successfully developing and marketing their products, including products that incorporate bran from other cereal grains and other alternative ingredients that are widely recognized as providing similar benefits as rice bran. In addition, many of our competitors have greater financial, managerial, and technical resources than us. If we are not successful in competing in these markets, we may not be able to attain our business objectives.

We may face difficulties integrating businesses that we acquire.

As part of our strategy, we expect to review opportunities to buy other businesses or technologies that would complement its current products, expand the breadth of its markets or enhance technical capabilities, or that may otherwise offer growth opportunities. In the event of any future acquisitions, we could:

•	issue stock that would dilute current shareholders' percentage ownership;
•	incur debt; or
•	assume liabilities.

These purchases also involve numerous risks, including:

•	problems combining the purchased operations, technologies or products;
•	unanticipated costs;
•	diversion of management's attention from our core business;
•	adverse effects on existing business relationships with suppliers and customers;
•	risks associated with entering markets in which we have no or limited prior experience; and
•	potential loss of key employees of purchased organizations.

We cannot assure you that we will be able to successfully integrate any businesses, products, technologies or personnel that we might purchase in the future.

We Have Not Yet Achieved Positive Cash Flow

We have not generated a positive cash flow from operations continuous period to period since commencing operations and have relied primarily on cash raised from private offerings of our securities to fund capital investments and acquisitions.  For example, we raised in private placements of equity approximately $50,000,000 in a February 2007, $17,560,000 in May 2006, and $8,000,000 in October 2005. While we believe that we have adequate cash reserves and working capital to fund current operations, our ability to meet long term business objectives may be dependent upon our ability to raise additional financing through public or private equity financings, establish increasing cash flow from operations, enter into collaborative or other arrangements with corporate sources, or secure other sources of financing to fund long-term operations. There is no assurance that external funds will be available on terms acceptable to us in sufficient amount to finance operations until we do reach sufficient positive cash flow to fund our capital expenditures. In addition, any issuance of securities to obtain such funds would dilute percentage ownership of our shareholders. Such dilution could also have an adverse impact on our earnings per share and reduce the price of our common stock. Incurring additional debt may involve restrictive covenants and increased interest costs and demand on future cash flow. Our inability to obtain sufficient financing may require us to delay, scale back or eliminate some or all of our product development and marketing programs.

Our products could fail to meet applicable regulations which could have a material adverse affect on our financial performance.

The dietary supplement and cosmetic industries are subject to considerable government regulation, both as to efficacy as well as labeling and advertising. There is no assurance that all of our products and marketing strategies will satisfy all of the applicable regulations of the Dietary Supplement, Health and Education Act, the Food, Drug and Cosmetic Act, the U.S. Food and Drug Administration and/or the U.S. Federal Trade Commission. Failure to meet any applicable regulations would require us to limit the production or marketing of any non-compliant products or advertising, which could subject us to financial or other penalties.

Our success depends in part on our ability to obtain patents, licenses and other intellectual property rights for our products and technology.

We have one patent entitled Methods for Treating Joint Inflammation, Pain and Loss of Mobility, which covers both humans and mammals. In addition, our subsidiary RiceX has five United States patents and may decide to file corresponding international applications. RiceX holds patents to the production of Beta Glucan and to a micro nutrient enriched rice bran oil process. RiceX also holds patents to a method to treat high cholesterol, to a method to treat diabetes and to a process for producing Higher Value Fractions from stabilized rice bran. We also have filed a number of provisional patent applications for our technology.  The process of seeking patent protection may be long and expensive, and there can be no assurance that patents will be issued, that we will be able to protect our technology adequately, or that competition will not be able to develop similar technology.

There currently are no claims or lawsuits pending or threatened against us or RiceX regarding possible infringement claims, but there can be no assurance that infringement claims by third parties, or claims for indemnification resulting from infringement claims, will not be asserted in the future or that such assertions, if proven to be accurate, will not have a material adverse affect on our business, financial condition and results of operations. In the future, litigation may be necessary to enforce our patents, to protect our trade secrets or know-how or to defend against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any litigation could result in substantial cost and diversion of our efforts, which could have a material adverse affect on our financial condition and results of operations. Adverse determinations in any litigation could result in the loss of our proprietary rights, subjecting us to significant liabilities to third parties, require us to seek licenses from third parties or prevent us from manufacturing or selling our systems, any of which could have a material adverse affect on our financial condition and results of operations. There can be no assurance that a license under a third party's intellectual property rights will be available to us on reasonable terms, if at all.

We are dependent on key employees and consultants.

Our success depends upon the efforts of our top management team, including the efforts of Bradley D. Edson, our President and Chief Executive Officer, Todd C. Crow, our Chief Financial Officer, Leo Gingras, our Chief Operating Officer, Margie D. Adelman, our Secretary and Senior Vice President and Kody K. Newland, our Senior Vice President of Sales and Marketing. Although we have written employment agreements with each of the foregoing individuals other than Ms. Adelman, there is no assurance that such individuals will not die, become disabled or resign. In addition, our success is dependent upon our ability to attract and retain key management persons for positions relating to the marketing and distribution of our products. There is no assurance that we will be able to recruit and employ such executives at times and on terms acceptable to us.

Our products may require clinical trials to establish efficacy and safety.

Certain of our products may require clinical trials to establish our benefit claims or their safety and efficacy. Such trials can require a significant amount of resources and there is no assurance that such trials will be favorable to the claims we make for our products, or that the cumulative authority established by such trials will be sufficient to support our claims. Moreover, both the findings and methodology of such trials are subject to challenge by the FDA and scientific bodies. If the findings of our trials are challenged or found to be insufficient to support our claims, additional trials may be required before such products can be marketed.

Risks Related to Our Stock

Our Stock Price is Volatile.

The market price of a share of our common stock has fluctuated significantly in the past and may continue to fluctuate significantly in the future. The high and low closing sales prices of a share of our common stock for the following periods were:

	High	Low
Twelve months ended December 31, 2007	$5.00	$0.75

Twelve months ended December 31, 2006	$2.74	$0.60

Twelve months ended December 31, 2005	$1.81	$0.30

•	announcements of new products or product enhancements by us or our competitors;
•	fluctuations in our quarterly or annual operating results;
•	developments in our relationships with customers and suppliers;
•	the loss of services of one or more of our executive officers or other key employees;
•	announcements of technological innovations or new systems or enhancements used by us or its competitors;
•	developments in our or our competitors intellectual property rights;
•	adverse effects to our operating results due to impairment of goodwill;
•	failure to meet the expectation of securities analysts' or the public; and
•	general economic and market conditions.

We have significant "equity overhang" which could adversely affect the market price of our common stock and impair our ability to raise additional capital through the sale of equity securities.

As of January 11, 2008, we had approximately 144,398,545 shares of common stock outstanding. Additionally, as of January 11, 2008, options and warrants to purchase a total of approximately 43,423,697 shares of our common stock were outstanding. The possibility that substantial amounts of our outstanding common stock may be sold by investors or the perception that such sales could occur, often called "equity overhang," could adversely affect the market price of our common stock and could impair our ability to raise additional capital through the sale of equity securities in the future.

Sales of Our Stock Pursuant to Registration Statements May Hurt Our Stock Price

We granted registration rights to the investors in our October 2005, May 2006 and February 2007 capital stock and warrant financings.  As of January 11, 2008, a total of approximately 25,472,894 shares of our common stock remained eligible for resale pursuant to outstanding registration statements filed for investors.  Sales or potential sales of a significant number of shares into the public markets may negatively affect our stock price.

The Exercise of Outstanding Options and Warrants May Dilute Current Shareholders

As of January 11, 2008, there were outstanding options and warrants to purchase a total of 43,423,697 shares of our common stock.  Holders of these options and warrants may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us. Moreover, while these options and warrants are outstanding, our ability to obtain financing on favorable terms may be adversely affected.

We may need to raise funds through debt or equity financings in the future, which would dilute the ownership of our existing shareholders and possibly subordinate certain of their rights to the rights of new investors.

We may choose to raise additional funds in debt or equity financings if they are available to us on terms we believe reasonable to increase our working capital, strengthen our financial position or to make acquisitions. Any sales of additional equity or convertible debt securities would result in dilution of the equity interests of our existing shareholders, which could be substantial. Additionally, if we issue shares of preferred stock or convertible debt to raise funds, the holders of those securities might be entitled to various preferential rights over the holders of our common stock, including repayment of their investment, and possibly additional amounts, before any payments could be made to holders of our common stock in connection with an acquisition of the company. Such preferred shares, if authorized, might be granted rights and preferences that would be senior to, or otherwise adversely affect, the rights and the value of our common stock. Also, new investors may require that we and certain of our shareholders enter into voting arrangements that give them additional voting control or representation on our board of directors.

The authorization of our preferred stock may have an adverse effect on the rights of holders of our common stock.

We may, without further action or vote by holders of our common stock, designate and issue shares of our preferred stock. The terms of any series of preferred stock could adversely affect the rights of holders of our common stock and thereby reduce the value of our common stock. The designation and issuance of preferred stock favorable to current management or shareholders could make it more difficult to gain control of our Board of Directors or remove our current management and may be used to defeat hostile bids for control which might provide shareholders with premiums for their shares.

Compliance with corporate governance and public disclosure regulations may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, and new regulations issued by the Securities and Exchange Commission, are creating uncertainty for companies. In order to comply with these laws, we may need to invest substantial resources to comply with evolving standards, and this investment would result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Our officers and directors have limited liability and have indemnification rights

Our Articles of Incorporation and by-laws provide that we may indemnify our officers and directors against losses sustained or liabilities incurred which arise from any transaction in that officer’s or director’s respective managerial capacity unless that officer or director violates a duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend, or derived an improper benefit from the transaction.

RECENT EVENTS

Internal Controls and Procedures. As previously disclosed in our annual report on Form 10-K for the year ended December 31, 2007, we identified two material weaknesses in our internal control over financial reporting as of December 31, 2007. Solely based upon these material weaknesses, our management concluded that as of December 31, 2007 we did not maintain effective internal control over financial reporting based on the criteria established in Internal Control— Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission.  A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.  The material weakness that we reported related to the inadequacy of our procedures for (i) hiring third-party financial and valuation experts and (ii) timely analyzing and reviewing the accounting treatment of significant and complex transactions.  Notwithstanding the existence of these material weaknesses, we concluded that the consolidated financial statements contained in our annual report on Form 10-K for 2007 presented fairly, in all material respects, our consolidated financial condition as of December 31, 2007 and 2006, and consolidated results of its operations and cash flows for the years ended December 31, 2007, 2006 and 2005, in conformity with U.S. generally accepted accounting principles.

We have actively engaged in the development and implementation of a remediation plan to address the material weaknesses in internal controls over financial reporting and oversight thereof as of December 31, 2007.

1.     For the material weakness concerning retention of experts, we have developed a written policy and procedures that document the processes relating to retention of expert service providers for assistance with valuations and significant financial transactions of NutraCea. Included in the process is an analysis to verify and document the extent of any past relationships with the service providers and to confirm the lack of apparent conflicts of interest. Since December 31, 2007, we have revised these procedures as follows:

•
For transactions or valuations with aggregate amounts ranging from two to five percent of net equity (“Reporting Threshold”), management will report to the Board of Directors the retention and qualifications of selected experts.

•
For transactions or valuations with aggregate values greater than five percent of net equity (“Approval Threshold”), management will report to the Board of Directors its recommendation for the retention of experts and seek approval to retain expert service providers.

Our expert retention policy in effect as of December 31, 2007 (i) did not apply to the engagement of experts for the purpose of providing valuation and (ii) maintained a Reporting Threshold of five to ten percent of net equity and an Approval Threshold of over ten percent of net equity.   These percentage thresholds will be monitored and revised as appropriate.

2.     For the material weakness concerning performing timely, comprehensive review of financial transactions, we have developed the following remediation plan that will enhance our current policies and procedures:

•
Assess and evaluate our chief executive officer’s authorization thresholds to enter into agreements that has been delegated by our board of directors and make appropriate recommendations. Additionally, we will recommended that our board of directors expand its documentation requirements and receive analysis from our chief financial officer and chief operating officer when reviewing proposed transactions.

•
Continue to enhance and improve month-end and quarter-end closing procedures by having reviewers analyze and monitor financial information in a consistent and thorough manner. We plan to continue to enhance and improve the documentation and review of required information associated with the preparation of our quarterly and annual filings.

•
Perform SAB 104 analysis of significant revenue transactions in excess of $100,000 per customer per quarter, or over $250,000 in any one year to assess if collectibility is reasonable assured and to ensure proper period revenue recognition.

•
Prepare accounting memos within twenty days after the end of each quarter analyzing our allowance for doubtful accounts for all accounts receivable that exceed ten percent of our total accounts receivable.

•	Prepare accounting memos to summarize all significant transactions and the accounting treatment therefore within forty days after the completion of such transactions.

We recognize that continued improvement in our internal controls is necessary and are committed to continuing our significant investments as necessary to make these improvements in our internal controls over financial reporting.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and in any prospectus supplement we may file constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events concerning our business and to our future revenues, operating results, and financial condition. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “forecast,” “predict,” “propose,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

Any forward looking statements contained in this prospectus or any prospectus supplement are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events. Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our revenues, operating results, or financial condition will improve in future periods are subject to numerous risks. The section of this prospectus captioned “Risk Factors,” beginning on page 4, provides a summary of various risks that could cause our actual results or future financial condition to differ materially from forward-looking statements made in this prospectus. The factors discussed in this section are not intended to represent a complete list of all the factors that could adversely affect our business, revenues, operating results, or financial condition. Other factors that we have not considered may also have an adverse effect on our business, revenues, operating results, or financial condition, and the factors we have identified could affect us to a greater extent than we currently anticipate. Before making any investment in our securities, we encourage you to carefully read the information contained under the caption “Risk Factors,” as well the other information contained in this prospectus and any prospectus supplement we may file.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes and working capital requirements. We may also use a portion of the net proceeds to fund possible investments in and acquisitions of complementary businesses, partnerships, minority investments, products or technologies. Currently, there are no commitments or agreements regarding such acquisitions or investments that are material. Pending their ultimate use, we intend to invest the net proceeds in direct obligations of the U.S. Treasury, including treasury bills, notes and bonds, federal agency securities, corporate securities, including commercial paper and corporate debt instruments, short-term tax exempt securities, auction rate preferred stocks or bonds, and money market funds, all with maturities that generally do not exceed 12 months from the date of settlement.

DESCRIPTION OF COMMON STOCK

We are authorized to issue up to 350,000,000 shares of common stock, no par value. The following is a summary of the material provisions of the common stock contained in our certificate of incorporation and bylaws. For more information about our common stock, please refer to our articles of incorporation and bylaws.

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders.  Under certain circumstances, California law permits the holders of NutraCea common stock to cumulate their votes for the election of directors, in which case holders of less than a majority of the outstanding shares of NutraCea common stock could elect one or more of NutraCea’s directors. Holders of NutraCea common stock have no preemptive, subscription, or redemption rights. The outstanding shares of NutraCea common stock are fully paid and nonassessable. The rights and privileges of holders of NutraCea common stock are subject to, and may be adversely affected by, the rights of holders of shares of NutraCea preferred stock that NutraCea may designate and issue in the future.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust.  Its address is 59 Maiden Lane, Plaza Level, New York, NY 10038, and its telephone number is (212) 936-5100.

Listing

Our common stock trades on the OTC Bulletin Board under the symbol "NTRZ.OB."

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue up to 20,000,000 shares of preferred stock, no par value, of which 3,000,000 shares are designated Series A Convertible Preferred Stock, 25,000 shares are designated Series B Convertible Preferred Stock and 25,000 shares are designated Series C Convertible Preferred Stock.  No shares of our preferred stock are outstanding.

The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be set forth in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of determination relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of determination relating to that series. The prospectus supplement also will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock that is described in the prospectus supplement.

Undesignated Preferred Stock

Pursuant to our articles of incorporation, our board of directors has the authority without further action by our shareholders to issue one or more additional series of preferred stock.  Our board of directors is authorized to issue preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by our shareholders. Any preferred stock to be issued could rank prior to our common stock with respect to dividend rights and rights on liquidation. Our board of directors, without shareholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of holders of NutraCea common stock and discourage, delay or prevent a change in control of NutraCea.

The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by our shareholders and may adversely affect the market price of, and the voting and other rights of, the holders of our common stock.

The prospectus supplement with respect to any issuance of preferred stock will specify:

•	the maximum number of shares;

•	the designation of the shares;

•	the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

•
the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•
the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	the voting rights; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

Preferred stock, if any, will be fully paid and nonassessable upon issuance.

DESCRIPTION OF THE DEPOSITARY SHARES
General

At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and no fewer than 20 nor more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:

•	the initial deposit of the preferred stock;

•	the initial issuance of the depositary shares;

•	any redemption of the preferred stock; and

•	all withdrawals of preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depositary may:

•	refuse to transfer depositary shares;

•	withhold dividends and distributions; and

•	sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Neither the depositary nor we will be liable if either the depositary or we are prevented or delayed by law or any circumstance beyond the control of either the depositary or us in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations will be limited to the performance in good faith of our or the depositary’s respective duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The depositary and we may rely on:

•	written advice of counsel or accountants;

•	information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

•	documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

Federal Income Tax Consequences

Owners of the depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. As a result, owners will be entitled to take into account for U.S. federal income tax purposes any deductions to which they would be entitled if they were holders of such preferred stock. No gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares. The tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged. The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

DESCRIPTION OF THE WARRANTS

We may issue warrants for the purchase of our common stock or preferred stock or any combination thereof. Warrants may be issued independently or together with our common stock or preferred stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled to:

•	vote, consent or receive dividends;

•	receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter; or

•	exercise any rights as shareholders of NutraCea.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.  In no event will any agent receive commissions in excess of 8% unless otherwise expressly permitted by FINRA Rule 2710. Further, any warrants issued to agents as part of their compensation for placing any of our securities under this Prospectus will comply with FINRA Rule 2710(g)(1) in that such warrant will not be exercisable for 6 moths following the closing date of any offering nor will it be transferable except under limited circumstances set forth in such rule.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities (other than common stock) will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Electronic Auctions

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with our without the involvement of agents, underwriters or dealers, utilizing the Internet (sometimes referred to as the “world wide web”) or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system, which we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL MATTERS

Weintraub Genshlea Chediak Law Corporation will pass upon legal matters in connection with the validity of the securities offered hereby for us.  Certain members of, and persons associated with, Weintraub Genshlea Chediak Law Corporation own or control less than 0.1% of the shares of our common stock in the aggregate.

EXPERTS

The consolidated financial statements of NutraCea as of December 31, 2007 and 2006, and for each of the years in the two-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of Perry-Smith, LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of NutraCea as of December 31, 2005, and for the year ended December 31, 2005, have been incorporated by reference herein in reliance upon the reports Malone & Bailey, PC, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission, in accordance with the Securities Exchange Act of 1934, or the Exchange Act. You may read and copy our reports, proxy statements and other information filed by us at the public reference room of the Commission located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available free of charge to the public over the Internet at the Commission’s website at http://www.sec.gov.

The Commission allows us to “incorporate by reference” certain information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete.  We also incorporate by reference any of these filings made after the date of the initial registration statement and prior to effectiveness of the registration statement.

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on March 17, 2008.

(2)	Our Current Reports on Form 8-K, filed with the Commission on January 15, 2008, January 30, 2008, February 7, 2008, February 25, 2008, March 15, 2008, March 21, 2008 and April 24, 2008.

(3)
The description of the our common stock contained in our registration statement on Form 10-SB filed with the Commission on April 19, 2001 under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

NutraCea
5090 North 40th Street, Fourth Floor
Phoenix, Arizona 85018
Attention: Investor Relations
(602) 522-3000